UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 8, 2013

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Andrew Mathias

On November 8, 2013, SL Green Realty Corp. (the “Company”) entered into an amended and restated employment agreement and a new deferred compensation agreement with Andrew Mathias, which will supersede his previous employment agreement and deferred compensation agreement with the Company as of January 1, 2014.

Under Mr. Mathias’s new employment agreement he will continue to serve as the President of the Company.  In addition, the Company has agreed to nominate Mr. Mathias for election, at the Company’s 2014 annual meeting of stockholders, as a director. Mr. Mathias’s employment agreement has a term commencing on January 1, 2014 and ending on December 31, 2016, which will automatically renew for successive one-year periods unless prior written notice of non-renewal is given by either party.  The agreement provides for an annual salary of no less than $800,000 and such annual bonuses as the Company, in its sole discretion, may deem appropriate to reward Mr. Mathias for job performance during the term.  In addition to annual salary and bonuses, the agreement provides for annual contributions of notional stock units with a value equal to $400,000 for 2014, $450,000 for 2015 and $500,000 for 2016, to be made on January 1st of each respective year, into a deferred compensation account maintained on behalf of Mr. Mathias with vesting of each annual contribution occurring on December 31st of the respective year subject to continued employment with the Company through the vesting date.  In connection with his signing of the new employment agreement, Mr. Mathias was granted 7,393 LTIP units in SL Green Operating Partnership, L.P. and options to purchase 130,000 shares of the Company’s common stock. 50% of the LTIP units were vested upon grant and 25% will vest on each of December 31, 2013 and January 1, 2015, subject, in each case, to Mr. Mathias’s continued employment through the relevant vesting date. One-third of the total shares subject to the options will vest on each of December 31, 2014, December 31, 2015 and December 31, 2016, subject, in each case, to Mr. Mathias’s continued employment through the relevant vesting date, and half of the options are scheduled to expire after five years with the remainder expiring after ten years.  The agreement also provides that Mr. Mathias will be entitled to a percentage award allocation in any outperformance plan implemented during the employment period that is no less than his current percentage allocation in the Company’s 2011 Long-Term Outperformance Plan (the “2011 Outperformance Plan”).

The employment agreement also provides that if Mr. Mathias’s employment is terminated by the Company without Cause or by Mr. Mathias for Good Reason during the term, Mr. Mathias will receive a cash severance payment equal to the sum of (1) his average annual base salary in effect during the preceding 24 months (“Average Annual Base Salary”), plus (2) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years (“Average Annual Bonus”), plus (3) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions (“Average Deferred Compensation”), plus (4) a pro-rata bonus for the year in which Mr. Mathias’s employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Mathias’s Average Annual Bonus.  In such event, the agreement also provides that Mr. Mathias will receive monthly cash payments for 12 months equal to the monthly employer contributions that would have been made to provide health, dental and/or vision insurance to Mr. Mathias, and all of his outstanding equity awards (other than awards made under any outperformance plan, including the Company’s 2010 Notional Unit Long-Term Compensation Plan and the 2011 Outperformance Plan, which awards will be governed by their terms), any awards required to be granted upon his termination and all of his outstanding unvested deferred compensation contributions will fully vest upon termination.  In the event such a termination occurs before Mr. Mathias has received all of the equity awards the Company would have been required to make under the agreement during the term in order to avoid causing Good Reason to exist, as described below, Mr. Mathias will be entitled to receive such equity awards, the vesting of which will be fully accelerated, in connection with the termination of his employment. If such termination occurs in connection with or within 18 months after a Change-in-Control, then Mr. Mathias will be entitled to these same benefits and payments, except that (1) the cash severance payment that Mr. Mathias is entitled to will be two and one-half times the sum of Mr. Mathias’s Average Annual Base Salary, Average Annual Bonus and Average Deferred Compensation as opposed to one times such amount and (2) Mr. Mathias will be entitled to receive his benefits continuation payment for 24 months as opposed to 12 months.

Mr. Mathias’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with the Company, unless such termination occurs in connection with or within 18 months after a Change-in-Control.  The employment agreement also provides for certain payments and benefits if Mr. Mathias’s employment is terminated due to death or disability.

All of the cash severance payments to be made under the employment agreement are to be made as lump sum payments at the time of termination.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, severance pay and benefits will be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Mathias, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Mathias’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mathias.

The terms Cause, Good Reason and Change-in-Control, as used above to describe Mr. Mathias’s employment agreement, are specifically defined in Mr. Mathias’s employment agreement.  Among other things, the agreement provides that Good Reason will exist if the Company does not, on or before December 31 of each year during the term, grant Mr. Mathias awards for a total of 58,667 (or, for 2014, 58,666) LTIP units in SL Green Operating Partnership, L.P., of which 60% will be subject to performance-based vesting, based on the goals described below, and the remaining 40% will be subject time-based vesting based on continued employment through December 31 of such year.  The vesting of the performance-based LTIP units to be granted each year is to be based on the achievement of any of the following financial performance goals during such year (or on a cumulative basis from the beginning of 2014 through the end of any of such year or, if later, 2015 or 2016) and continued employment through the end of the year as of which the financial performance goals are achieved: (1) 7% or greater increase in funds from operations on a per-share basis, (2) 7% or greater total return to stockholders or (3) total return to stockholders or percentage increase in funds from operations in the top 40% of a peer group of companies determined each year by the Company’s Compensation Committee.  All of the performance-based and time-based LTIP units will also include a restriction on transfer until the earlier of two years after vesting, termination of Mr. Mathias’s employment or a Change-in-Control. The agreement also provides that Good Reason will exist if the Company does not, on or before January 15, 2014, grant Mr. Mathias an additional allocation under the 2011 Outperformance Plan pursuant to which Mr. Mathias may earn up to approximately $1,000,000 of LTIP units (approximately 1.18% of the 2011 Outperformance Plan).  In addition, in order to avoid creating an opportunity for a successor to the Company to induce Mr. Mathias to terminate his employment without Good Reason following a Change-in-Control, Mr. Mathias will be entitled to receive cash compensation following a Change-in-Control at a per annum rate equal to the sum of his base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his deferred compensation contributions and his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control, and the failure to pay such compensation after a Change-in-Control will constitute Good Reason.

If Mr. Mathias’s employment is terminated for any reason, he will be subject to certain noncompetition, nonsolicitation and nondisparagement obligations, as more particularly provided for in the employment agreement.

The discussion above is qualified in its entirety by reference to the copy of the employment agreement by and between the Company and Mr. Mathias and the deferred compensation agreement by and between the Company and Mr. Mathias, which are being filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

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Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Employment Agreement, dated as of November 8, 2013, by and between SL Green Realty Corp. and Andrew Mathias.
10.2	Deferred Compensation Agreement, dated as of November 8, 2013, by and between SL Green Realty Corp. and Andrew Mathias.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
Name:	Andrew S. Levine
Title:	Executive Vice President

Date: November 8, 2013

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